Exhibit 3.1
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                           MCLEODUSA INCORPORATED

         CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND
       RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF
                SERIES B PREFERRED STOCK AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF

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                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware
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         McLeodUSA Incorporated (the "Corporation"), a corporation
organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the Corporations's Second Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Corporation in one or more series, and the Board of Directors has approved and adopted the following in connection with the Corporation's Amended Plan of Reorganization, dated February 28, 2002, as such plan may be amended or modified from time to time. The Plan of Reorganization was confirmed by order entered on April 5, 2002, by the United States Bankruptcy Court for the District of Delaware:

                  RESOLVED that, the Board of Directors hereby creates, authorizes and provides for the issuance of a series of the preferred stock of the Corporation, par value $.01 per share, designated as the "Series B Preferred Stock," consisting of 10 shares and having the powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation and herein as follows:

         1. Number and Designation. 10 shares of the Preferred Stock of the Corporation shall constitute a series designated as "Series B Preferred Stock" (the "Series B Preferred Stock").

         2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "Board of Directors" means the Board of Directors of the Corporation.


         "Change of Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Initial Holders or their affiliates, a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing 50% or more of the total voting power represented by the Corporation's then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of (in one transaction or a series of transactions) all or substantially all the Corporation's assets, and such merger, consolidation, liquidation, sale or disposition is consummated.

         "Class A Common Stock" means any shares of the Corporation's Class A common stock, par value $.01 per share, now or hereafter authorized to be issued, any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Class A Common Stock, and any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

         "Common Stock" means the Corporation's Class A Common Stock, and any other common stock of the Corporation.

         "Initial Holders" means the recipients of the original issuance of the Series B Preferred Stock on the Issue Date as shown in the stock record book of the Corporation.

         "Issue Date" means the original date of issuance of shares of Series B Preferred Stock.

         "Voting Securities" means any securities of the Corporation which vote generally in the election of directors.

         3. Voting Rights. (a) The Initial Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 3 or as otherwise provided by law.

         (b) From and after the Issue Date, the Initial Holders shall be entitled to designate two directors (the "Two Designees," who shall be designated specifically as the "First Designee" and the "Second Designee," respectively) for election to the Board of Directors of the Corporation and, voting separately as a series, shall have the exclusive right to vote for the election of such designees to the Board of Directors; provided that, notwithstanding the foregoing, (A) the Initial Holders shall continue to be entitled to designate two directors for election to the Board of Directors and, voting separately as a series, shall continue to have the exclusive right to vote for the election of such designees to the Board of Directors, for as long as, and only for as long as, the Initial Holders beneficially own at least 40% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date; (B) the entitlement of the Initial Holders to designate two directors for election to the Board of Directors, and the exclusive right of the Initial Holders to vote, separately as a series, for the election of such designees to the Board of Directors, shall cease immediately upon the Initial Holders beneficially owning less than 40% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date, and the Initial Holders shall be entitled to designate one director (the "Single Designee") for election to the Board of Directors and, voting separately as a series, shall have the exclusive right to vote for the election of such designee to the Board of Directors, and to designate one Board Observer (as hereinafter defined), for as long as, and only for so long as, the Initial Holders beneficially own less than 40% but more than 20% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date; (C) the entitlement of the Initial Holders to designate one director for election to the Board of Directors, and the exclusive right of the Initial Holders to vote, separately as a series, for the election of such designee to the Board of Directors, and the exclusive right of the Initial Holders to designate one Board Observer, and the rights of such Board Observer, shall cease immediately upon the Initial Holders beneficially owning 20% or less of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date, and the Initial Holders shall be entitled to designate two Board Observers for as long as, and only for as long as, the Initial Holders beneficially own 20% or less but at least 10% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date;
(D) immediately upon the Initial Holders beneficially owning less than 10% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date, the entitlement of the Initial Holders to designate two Board Observers, and the rights of such Board Observers, shall cease; (E) immediately upon the Initial Holders beneficially owning less than 40% but more than 20% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date, the Board of Directors shall cause the total number of directors then constituting the whole Board of Directors to be decreased by one, and the term of office of the applicable designee shall terminate; and (F) immediately upon the Initial Holders beneficially owning 20% or less of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date, the Board of Directors shall cause the total number of directors then constituting the whole Board of Directors to be decreased by one, and the term of office of the Single Designee shall terminate. The First Designee, the Second Designee and, if applicable, the Single Designee shall serve in Class III of the Board of Directors. Any or all of the Two Designees and the Single Designee may be removed with or without cause by the Initial Holders, who shall have the exclusive right to fill the vacancy created thereby. "Board Observer" means a person who shall not be a member of the Board of Directors and who shall have the rights as agreed to with the Corporation. For purposes of this Certificate of Designation, the Initial Holders shall not be deemed to beneficially own the shares of Common Stock underlying any unexercised warrants to purchase shares of Common Stock.

         (c) Without the written consent of the Initial Holders, the Corporation will not amend, alter or repeal any provision of the Restated Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock or to authorize the issuance of, or to issue any, additional shares of Series B Preferred Stock.

         (d) Each share of Series B Preferred Stock shall vote with Common Stock on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise provided herein or by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (e) In exercising the voting rights set forth in this Section 3, each share of Series B Preferred Stock shall have one vote per share. The exercise of any voting rights set forth in this Section 3 may be by written consent in lieu of a meeting.

         4. Cancellation. All then outstanding shares of Series B Preferred Stock shall be deemed to be and shall be cancelled in full and shall no longer be issued or outstanding and shall no longer constitute an obligation of the Corporation in any way upon the occurrence of the earlier of (a) the Initial Holders beneficially owning less than 10% of the shares of Common Stock beneficially owned by the Initial Holders on the Issue Date or (b) upon a Change of Control.

         5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $1.00 per share for each share of Series B Preferred Stock held by such holder before any distribution is made on any Common Stock. The rights of the Series B Preferred Stock upon liquidation, dissolution or winding-up of the Corporation shall be junior to each class of preferred stock of the Corporation whether outstanding on the Issue Date or issued after the Issue Date.

         6. Other Rights and Powers. Except as set forth herein, the shares of Series B Preferred Stock shall not have any relative, participating, optional or other special rights (including, without limitation, any rights to convert into Common Stock or any rights to dividends) and powers and the consent of the holders thereof shall not be required for the taking of any corporate action. Without limiting the foregoing, the increase or decrease in the amount of authorized shares of any class of capital stock of the Corporation, including preferred stock (other than the Series B Preferred Stock), shall not require the consent of holders of Series B Preferred Stock.

         7. Restrictions on Transfer. Notwithstanding anything to the contrary contained herein or in the Restated Certificate of Incorporation, any share(s) of Series B Preferred Stock not beneficially owned by the Initial Holders shall, immediately upon the occurrence of the event which effected the transfer or other disposition of such share(s), be deemed to be and shall be cancelled in full and shall no longer be issued or outstanding and shall no longer constitute an obligation of the Corporation in any way.

         8. General Provisions. (a) The term "person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

         (b) The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.



         IN WITNESS WHEREOF, said McLeodUSA Incorporated has caused this Certificate of Designations to be signed this 12th day of April, 2002.


                                        McLEODUSA INCORPORATED



                                        By:       /s/ Stephen C. Gray
                                                 ----------------------
                                        Name:    Stephen C. Gray
                                        Title:   President and Chief
                                                 Executive Officer